EXHIBIT 4.1
[THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.]
No. of Shares of Class A Common Stock: 2,500,000
WARRANT
To Purchase Shares of Class A Common Stock of
MARTHA STEWART LIVING OMNIMEDIA, INC.
          THIS IS TO CERTIFY THAT MARK BURNETT is entitled, at any time prior to the Expiration Date (as hereinafter defined), to purchase from MARTHA STEWART LIVING OMNIMEDIA, INC., a Delaware corporation (the “Company”), up to 2,500,000 shares of Class A Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, at the Current Warrant Price (as defined herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.
1.	DEFINITIONS
          As used in this Warrant, the following terms have the respective meanings set forth below:
          “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.
          “Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.
          “Class A Common Stock” shall mean (except where the context otherwise indicates) the Class A Common Stock, $.01 par value, of the Company as constituted on the Issue Date, and any capital stock into which such Class A Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Class A Common Stock upon any reclassification thereof which is not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation (as defined in Section 4.2) received by or distributed to the holders of Class A Common Stock of the Company in the circumstances contemplated by Section 4.2.

          “Current Market Price” shall mean, in respect of any share of Class A Common Stock on any date herein specified, the closing price per share of Class A Common Stock on such date. If the Class A Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading. If Class A Common Stock is not listed or admitted to trading on any national securities exchange, the closing price for each day shall be the closing last sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System or such other system then in use, or, if on any such date the Class A Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors of the Company. In connection with an exercise (or partial exercise) of this Warrant through the surrender of all or a portion of a Warrant, the “Current Market Price” shall be increased by the fair market value of any property, cash or securities that would be received by Holder pursuant to Section 4.3 in connection with the exercise of this Warrant for one share of Class A Common Stock.
          “Current Warrant Price” as of any date shall mean, in respect of a share of Class A Common Stock at any date herein specified, $         , as such price shall have been adjusted in accordance with Section 4 hereof.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of such successor federal statute.
          “Expiration Date” shall mean March 17, 2012.
          “Holder” shall mean the Person in whose name this Warrant is registered on the books of the Company maintained for such purpose or, collectively, each Holder of a Warrant, in the event of any division of this Warrant.
          “Issue Date” shall mean September 17, 2004.
          “Majority Holders” shall mean the holders of Warrants exercisable for in excess of 50% of the aggregate number of shares of Warrant Stock then purchasable upon exercise of all Warrants.
          “MBP” shall mean Mark Burnett Productions.

          “New Series” shall mean a new production of the television series currently entitled “Martha Stewart Living” or any successor or replacement to such series.
          “Person” shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor by merger or otherwise of such entity.
          “Restricted Common Stock” shall mean shares of Class A Common Stock which are, or which upon their issuance on the exercise of this Warrant would be, evidenced by a certificate bearing the restrictive legend set forth in Section 7.1 (a).
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Transfer” shall mean any disposition of any Warrant Stock, which would constitute a sale thereof within the meaning of the Securities Act.
          “Transfer Notice” shall have the meaning set forth in Section 7.2.
          “Vesting Date” shall mean, provided that Mark Burnett, MBP or any of their affiliated or related entities (collectively, a “Burnett Entity”) have not breached in any material respect any agreement between the Company and any Burnett Entity, with respect to the applicable tranche of shares of Class A Common Stock below, as to
          (A) eight hundred thirty-three thousand three hundred thirty-three (833,333) shares of Class A Common Stock (I) 50% upon first broadcast of the first episode of a United States network prime time television program consisting of at least thirteen (13) episodes of such program and produced by a Burnett Entity and/or the Company with the participation of a Burnett Entity which program features the Company and certain of its employees (a “Network Program”); and (II) 50% upon first broadcast of the 13th episode of the Network Program, if any;
          (B) eight hundred thirty-three thousand three hundred thirty-three (833,333) shares of Class A Common Stock (I) 50% upon first broadcast of a second cycle of the Network Program, if any, and/or an additional United States network prime time television program produced by a Burnett Entity with the participation of Company and/or the Company with the participation of a Burnett Entity (an “Additional Network Program”); and (II) 50% upon first broadcast of the 13th episode of the second cycle of the Network Program or the Additional Network Program, as applicable; and
          (C) eight hundred thirty-three thousand three hundred thirty-four (833,334) shares of Class A Common Stock, upon the earlier of the date of execution by the Company of an agreement with a third party distributor or broadcaster for the production, syndication or other television distribution of the New Series procured by a Burnett Entity or commencement of production of the New Series with the active participation and involvement of a Burnett Entity as executive producer.

     “Warrants” shall mean this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Class A Common Stock for which they may be exercised.
          “Warrant Stock” shall mean the shares of Class A Common Stock purchased by the holder of this Warrant upon the exercise thereof.
2.	EXERCISE OF WARRANT
          2.1. Manner of Exercise. At any time or from time to time from and after the Vesting Date of the shares of Warrant Stock as to which Holder desires to exercise this Warrant and until 5:00 P.M., New York time, on the Expiration Date, Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Class A Common Stock purchasable hereunder.
          In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at 11 West 42nd Street, New York, New York 10036 (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Class A Common Stock to be purchased, (ii) payment of the Current Warrant Price and (iii) this Warrant. Such notice shall be substantially in the form appearing at the end of this Warrant as Exhibit A, duly executed by Holder. Upon receipt of the items specified in the second preceding sentence, the Company shall execute or cause to be executed and deliver or cause to be delivered to Holder a certificate or certificates representing the aggregate number of full shares of Class A Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be in such denomination or denominations as Holder shall request in the notice and shall be registered in the name of Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the Current Warrant Price and this Warrant, are received by the Company as described above. If this Warrant shall have been exercised in part, appropriate notation may be made on this Warrant and the same returned to Holder.
          Payment of the Current Warrant Price shall be made at the option of Holder (i) by certified or official bank check, (ii) by the surrender of shares of Warrant Stock, (ii) by delivering to the Company certificates representing the number of shares of Warrant Stock to be surrendered, duly endorsed by or accompanied by appropriate instruments of transfer duly executed by Holder, (iii) cancellation as of the date of exercise of a portion of this Warrant with respect to shares of Class A Common Stock the right to purchase which has previously vested hereunder or (iv) any combination of the foregoing. For the purposes of making payment of the Warrant Price, shares of Class A Common Stock being surrendered shall have a value equal to the Current Market Price as of the date of surrender of the shares of Class A Common Stock. If a portion of this Warrant is cancelled in payment of the Current Warrant Price, the value of the portion of this Warrant so cancelled shall be equal to the product of (x) the number of shares of Class A Common Stock purchasable under this Warrant as to which this Warrant is being cancelled, multiplied by (y) the excess of the Current Market Price as of the date of cancellation over the Current Warrant Price as adjusted at the date of surrender. If Holder surrenders shares of Class A Common Stock in payment of the Current Warrant Price and less than all of the shares of Class A Common Stock represented by any certificate are being surrendered, the Company shall deliver to Holder a new certificate or certificates representing the shares of Class A Common Stock not applied to payment of the Current Warrant Price; provided, however, that in lieu of any fractional share of Class A Common Stock which such Holder would otherwise be entitled to receive, the Company shall pay to Holder an amount of cash equal to such fraction multiplied by the Current Market Price as of the date of surrender of the shares of Class A Common Stock.
          2.2. Payment of Taxes. All shares of Class A Common Stock issuable upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, other than income taxes payable by Holder or any of its affiliates.
          2.3. Fractional Shares. The Company shall not be required to issue a fractional share of Class A Common Stock upon exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per share of Class A Common Stock on the date of exercise.
3.	TRANSFER, DIVISION AND COMBINATION
          3.1. No Transfer. Subject to Section 7, neither this Warrant nor any of the rights of Holder hereunder shall be transferable or assignable in any manner, other than (i) transfers to majority owned affiliates of Holder or to immediate family members of Holder (provided that the number of all such transferees shall not exceed 8), (ii) as to rights under this Warrant with respect to 10% of the shares of Warrant Stock covered hereby, to Conrad Riggs or to any majority-owned affiliate of Conrad Riggs or (iii) pursuant to the laws of descent and distribution. In addition, Holder shall have the right to effect Transfers of Warrant Stock as provided in Section 7. Any Transfer of this Warrant and of rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to Section 7, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. A Warrant, if properly assigned in compliance with Section 7, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

          3.2. Division and Combination. Subject to Section 7, this Warrant may be divided into multiple Warrants or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder. Subject to compliance with Section 3.1 and with Section 7, as to any Transfer which maybe involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
4.	ADJUSTMENTS
          The number of shares of Class A Common Stock for which this Warrant is exercisable and/or the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give Holder notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.
          4.1. Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:
     (a) take a record of the holders of its Class A Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of Class A Common Stock,
     (b) subdivide its outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock, or
     (c) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, then (i) the number of shares of Class A Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class A Common Stock which a record holder of the same number of shares of Class A Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Current Warrant Price per share shall be adjusted to equal (A) the Current Warrant Price multiplied by the number of shares of Class A Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.
          4.2. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Class A Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Class A Common Stock of the Company, then Holder shall have the right thereafter to receive, upon exercise of this Warrant and payment of the Current Warrant Price, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Class A Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Class A Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.2, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.2 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.
          4.3. Distributions. Without duplication of any adjustment pursuant to Section 4.1 or 4.2 hereof, if while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of shares of Class A Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (including cash) of the Company by way of dividend or distribution, then and in each case, this Warrant shall represent the right to acquire upon exercise hereof, but solely with respect to the portion of this Warrant that remains unexercised and unexpired as of the record date of any such dividend or distribution, in addition to the number of shares of Class A Common Stock then receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (including cash) that Holder would hold on the date of such exercise had it been the holder of record of the shares of Class A Common Stock receivable as of such record date upon exercise of this Warrant and all other dividends and distributions receivable with respect to such additional stock or other securities or property after such record date and prior to the date of such exercise of this Warrant, giving effect to all adjustments called for during such period by the provisions of this Section 4.
5.	RIGHTS OF HOLDER

          5.1 No Impairment. The Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or comparable governing instruments or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment.
          Upon the request of Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form reasonably satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.
6.	RESERVATION AND AUTHORIZATION OF CLASS A COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY
          From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Class A Common Stock as will be sufficient to permit the exercise in full of this Warrant. All shares of Class A Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.
7.	RESTRICTIONS ON TRANSFERABILITY
          The Warrant Stock shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in this Section 7, which conditions are intended to ensure compliance with the provisions of the Securities Act with respect to the Transfer of any Warrant Stock. Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 7.
          7.1. Restrictive Legend. Except as otherwise provided in this Section 7, each Warrant and each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:
     “[This Warrant has][The securities represented by this Certificate have] not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act, the rules and regulations thereunder or the provisions [hereof] [of that certain Warrant dated September _, 2004, a copy of which is on file at the principal office of Martha Stewart Living Omnimedia, Inc.]”

          7.2. Notice of Proposed Transfers; Requests for Registration. Prior to any Transfer or attempted Transfer of any Warrant, in whole or in part, or any shares of Restricted Common Stock, the holder of such Restricted Common Stock shall give ten days’ prior written notice (a “Transfer Notice”) to the Company of such holder’s intention to effect such Transfer, describing the manner and circumstances of the proposed Transfer, and obtain from counsel to such holder who shall be reasonably satisfactory to the Company, an opinion that the proposed Transfer of such Warrant or Restricted Common Stock, as the case may be, may be effected without registration under the Securities Act. After receipt of the Transfer Notice and opinion, the Company shall, within five days thereof, notify the holder of such Warrant or Restricted Common Stock, as the case may be, as to whether such opinion is reasonably satisfactory and, if so, such holder shall thereupon be entitled to Transfer such Warrant or Restricted Common Stock, in accordance with the terms of the Transfer Notice. Each Warrant and each certificate, if any, evidencing such shares of Restricted Common Stock issued upon such Transfer shall bear the restrictive legend set forth in Section 7.1, unless in the opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act. The holder of the Restricted Common Stock giving the Transfer Notice shall not be entitled to Transfer such Warrant or Restricted Common Stock until receipt of notice from the Company under this Section 7.2 that such opinion is reasonably satisfactory.
          7.3. Registration Rights. (a) If at any time the Company proposes to file a registration statement under the Securities Act with respect to a public offering of securities of the same type as the Warrant Stock pursuant to a firm commitment underwritten offering solely for cash for its own account or for the account of any holder of securities (to the extent that the Company has the right to include Warrant Stock in any registration statement to be filed by the Company on behalf of such holder), then the Company shall give written notice of such proposed filing to Holder at least 15 days before the anticipated filing date. Such notice shall offer Holder the opportunity to register such amount of Warrant Stock as Holder may request (a “Piggyback Registration”). Subject to Section 7.3(b), the Company shall include in each such Piggyback Registration all shares of Warrant Stock with respect to which the Company has received a written request for inclusion therein within 10 days after notice has been given to Holder. Holder shall be permitted to withdraw all or any portion of the Warrant Stock from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.
          (b) The Company shall permit Holder to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, if the Company or the managing underwriter or underwriters participating in such offering advise the Holder in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then, subject to the preferential rights of any stockholder with respect to any Piggyback Registration, the amount of securities to be offered for the account of Holder and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the basis of the number of Class A Common Stock equivalents requested to be registered by each stockholder participating in such offering.

          (c) The Company shall pay all Registration Expenses incurred in connection with the registration statement relating to any Piggyback Registration and any supplements or amendments thereto, whether or not they become effective, and whether all, none or some of the Warrant Stock is sold pursuant to such registration statement. “Registration Expenses” shall mean all costs, fees and expenses incident to the Company’s performance of or compliance with Section 7.3, including (i) the fees, disbursements and expenses of the Company’s counsel and accountants; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of any registration statement, any prospectus or preliminary prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof; (iii) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws; (iv) transfer agents’ and registrars’ fees and expenses; (v) all security engraving and security printing expenses; and (vi) all fees and expenses payable in connection with the listing of the Class A Common Stock on any securities exchange. The Company shall pay the legal fees of one counsel to all Holders in connection with each Piggyback Registration, not to exceed a maximum of $10,000.
          (d) Nothing in this Section 7.3 shall create any liability on the part of the Company to Holder if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 7.3 (a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.
          7.4. Termination of Restrictions. Notwithstanding the foregoing provisions of this Section 7, the restrictions imposed by this Section upon the transferability of the Warrant Stock and the Restricted Common Stock and the legend requirements of Section 7.1 shall terminate as to any share of Warrant Stock or Restricted Common Stock (i) when and so long as such security shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such shares may be transferred without registration thereof under the Securities Act.
8.	SUPPLYING INFORMATION
          The Company shall cooperate with Holder and each holder of Restricted Common Stock in supplying such information as may be reasonably necessary for such holder to complete and file any reports or forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Common Stock.
9.	MISCELLANEOUS
          9.1. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:
     (a) If to Holder, at his last known address appearing on the books of the Company maintained for such purpose.
     (b) If to the Company at
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, New York 10036
Attention: General Counsel
Telecopy Number: (212) 827-8188
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.
          9.2. Remedies. Each holder of Warrant and Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          9.3. Successors and Assigns. Subject to the provisions of Sections 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Holder.
          9.4. Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Majority Holders.
          9.5. Severabiliry. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
          9.6. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

          9.7. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed.
Dated: September 17, 2004

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Sharon Patrick

Name:	Sharon Patrick
Title:	President and CEO